Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HEI, Inc.:
      We consent to the incorporation by reference in the registration statements (Nos., 333-70426, 333-40026, 333-104830 and 333-115982) on Form S-3 and (Nos. 333-86338, 333-95529, 333-95551, 333-49489, 33-33322, 33-46928, 333-113419 and 33-46929) on Form S-8 of HEI, Inc. of our report dated January 12, 2005, with respect to the consolidated balance sheets of HEI, Inc. and subsidiaries as of August 31, 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended August 31, 2004 and 2003, which report appears in the Annual Report on Form 10-K for the fiscal year ended August 31, 2005, of HEI, Inc.

/s/ KPMG LLP
Minneapolis, Minnesota
November 23, 2005